Exhibit 99.1

OPTi and VIA Technologies, Inc. Reach Settlement Agreement

in Patent Infringement Action

Palo Alto, CA., October 2, 2009 – OPTi Inc (OTCBB:OPTI) today announced that it has entered into a Settlement and License Agreement with VIA Technologies, Inc. (“VIA”). The agreement dismisses the lawsuit that the Company filed against VIA in the Eastern District of Texas.

On July 3, 2007, the Company announced that it filed a complaint against VIA in the United Stated District Court for the Eastern District of Texas, for infringement of two U.S. patents. The patents at issue in the lawsuit are U.S. patent No. 5,944,807 and U.S. patent No. 6,098,141, both entitled “Compact ISA-Bus Interface.” The complaint alleged that VIA infringes the patents by making, selling, and offering for sale products based on and incorporating the Low Pin Count Interface Specification and inducing and contributing to the infringement of the patents by others.

In exchange for the Company agreeing to dismiss its lawsuit against VIA with prejudice, VIA has agreed to make two payments, totaling $650,000, to OPTi. Winston & Strawn lawyers Michael L. Brody, Taras A. Gracey and Ethan McComb and McKool Smith lawyers Sam Baxter, Kristi Thomas and Jason Cassady represent OPTi. OPTi has settled with seven of the eight defendants in the lawsuit. Its case against Advanced Micro Devices on the Compact ISA-Bus Interface patents remains, with jury selection to occur in August 2010.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against the remaining Compact ISA defendant and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the remaining phases of the Compact ISA litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550